Exhibit 10.30

September 5, 2007

Meda AB

Box 906

Pipers vag 2A

17009

Solna, Sweden

Attention: Anders Lonners, CEO

Dear Anders:

This letter will confirm our agreement with Meda that neither BDSI, Arius nor Arius Two will take any action to amend, modify or terminate any agreement with a third party which would cause a termination or modification of Meda’s rights under the License and Development Agreement dated as of the date hereof, and each document, instrument, agreement, license and/or sublicense related thereto, unless provision is made for Meda’s rights under such License and Development Agreement and such related documents to continue undisturbed.

Very Truly Yours,

BioDelivery Sciences International, Inc.

By:	/s/ Mark A. Sirgo, President and CEO

Arius Pharmaceuticals, Inc.

By:	/s/ Mark A. Sirgo, President and CEO

Arius Two, Inc.

By:	/s/ Mark A. Sirgo, President and CEO